LICENSE AGREEMENT

THIS AGREEMENT dated for reference the 26th day of September, 2008.

AMONG:
EUROSLOT S.A.S., a corporation existing under the laws of France with a registered office at ZA Les Priedons Sud, 86140 Scorbe-Clairvaux, France

(herein called “Licensor”)
AND:
USR TECHNOLOGY, INC., a corporation existing under the laws of the State of Nevada with its executive office at 20333 State Hwy. 249, Suite 200,
Houston, Texas

(herein called “Licensee”)

WHEREAS:

A.      The Licensor owns and has patented a technology it invented and developed for manufacturing articulated downhole screen filters for use in oil and gas drilling operations to eliminate solid particles contained in hydrocarbons prior to transporting them out to the surface (such articulated downhole screen filters are herein called the “Products”). The articulated screen filters as produced by the Licensor are marketed under the trademark "Snake Screen"

B.      The Licensor's patent rights and trademark rights are designated herein together as constituting the Intellectual Property rights concerned by the present license agreement. The know-how that the Licensor has developed concerning the patented technology for manufacturing articulated screen filters is not within the licensed Intellectual Property rights, other than as set out in Section 5.2 of this License Agreement, (herein called the “IP Rights”). The patent (“The Licensors Patent Right”) and trademark (“The Licensors Trademark Right”) rights are more particularly described in Schedule 1 to this License Agreement.

C.      The Licensee wishes to acquire from the Licensor and the Licensor agrees to grant to the Licensee the exclusive right to use the IP Rights.

D.      The Licensor will be the sole and exclusive manufacturer of the Products, which will be produced according to the patented technology, and the Licensor will sell such Products to the Licensee on a worldwide basis, excluding France, Iran and Russia.

E.      The Licensor has agreed to grant Licensee the exclusive right to use the IP Rights under the terms and conditions as set forth in this License Agreement.

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.	DEFINED TERMS

1.1

For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

	(a)	“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in the United States and France;

	(b)	“Closing” means the completion of the transactions contemplated in this Licence Agreement;

	(c)	“Closing Date” means September 26, 2008, or such other date as the Licensor and the Licensee may mutually determine;

	(d)	“IP Rights” has the meaning as ascribed in the whereas Clause B above.

1.2	Currency. Unless otherwise indicated, all dollar amounts in this License Agreement are expressed in United States funds.

1.3

Sections and Headings. The division of this License Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this License Agreement. Unless otherwise indicated, any reference in this License Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this License Agreement.

1.4

Number, Gender and Persons. In this License Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5

Accounting Principles. Except as otherwise stated, any reference in this License Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in the United States of America, including those approved from time to time by the American Institute of Certified Public Accountants or any successor body thereto.

1.6

Entire Agreement. This License Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7	Time of Essence. Time will be of the essence of this License Agreement.

1.8

Applicable Law. This License Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of England. All claim demands, disputes, controversies, differences, or misunderstandings between the Parties relating to this Agreement shall be settled by arbitration before one arbitrator to be appointed in accordance with the International Chamber of Commerce, such proceeding to be held in London in the English language and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

1.9

Amendments and Waivers. No amendment or waiver of any provision of this License Agreement will be binding on either party unless consented to in writing by such party. No waiver of any provision of this License Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

1.10

Adjustments for Stock Splits, Etc.. Wherever in this License Agreement there is a reference to a specific number of shares of stock of the Licensee, then, upon the occurrence of any subdivision, combination or stock dividend of such stock, the specific number of shares so referenced in this License Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

1.11

Schedules. The following Schedules are attached to and form part of this License Agreement: All terms defined in the body of this License Agreement will have the same meaning in the Schedule attached hereto.

Schedule 1 - Description of patents and trademark
Schedule 2 - Consents
Schedule 3 – Subscription Agreement

2.	GRANT OF LICENSE

2.1

The Licensor hereby grants to the Licensee, effective as of the Closing Date and for a period of 20 years, an exclusive worldwide license, excluding France, Iran and Russia, to use the Licensors Patent Rights and the exclusive right to use the Licensors Trademark Rights for a consideration of the License Fee defined in Article 5 hereafter (the “License”).

2.2	The License Agreement will take effect on the day when the shares mentioned in Article 5 are issued and attributed to the Licensor.

2.3	Licensee shall not assign or sublicense the IP Rights granted under this license.

2.4

The Licensee agrees to assist the Licensor in recording this License Agreement with appropriate government authorities where such recording is required by law or regulation or where such recording is permitted or desired by the Licensor.

2.5

The Licensor shall not continue to use the IP Rights, other than in France, Iran and Russia, for its business and shall not sell or agree to sell all or any portion of the IP Rights, other than as set out in Section 6.

2.6

The Licensor undertakes, for a period of ten years from the signature of the License Agreement, to keep in force the existing patents applications in the countries where they were filed. During this period of ten years, in any country designated in the international patent application where the Licensor would decide not to file a national application nor to waive a patent application or a patent, the Licensee will have the option to incur costs to defend the corresponding rights.

2.7	The Licensor undertakes, for a period of ten years from the signature of the License Agreement, to keep in force the existing trademark registrations in the countries where they were filed.

3.	USE OF LICENSE AND PURCHASE OF PRODUCTS

3.1	The Licensee shall purchase the Products from the Licensor and shall use and sell the Products under the Licensor's trademark;

3.2	The License is exclusive to the Licensee worldwide, except for France, Iran, and Russia, in which countries the Licensor has the exclusive right to manufacture, produce and sell the Products direct;

3.3	The Licensor is the only company from which the Licensee may purchase any Products;

3.4

Except in France, Iran and Russia, the licensee shall pursue the use of the Licensor's trademark on all the Products produced by the Licensor and shall not use the Licensor's trademark or any trademark similar to "Snake Screen" for other products than the Licensor's Products;

3.5

The Licensee has the obligation to use the trademark Snake Screen for all the Products worldwide, except in France, Iran and Russia. Both the Licensee and the Licensor commit themselves to use the trade mark Snake Screen for all articulated downhole screen filters as covered by the Licensor's patent rights and/or manufactured by the Licensor using its know-how and not to use said trade mark on other types of screen filters or other products.

4.	OWNERSHIP

4.1

Licensee acknowledges and agrees that, as between the parties to this License Agreement and subject to the rights and licenses granted herein, Licensor is, and at all times shall remain, the sole and exclusive owner of all right, title and interest, throughout the world, in and to all IP Rights, and any copies of the IP Rights, whether made on or behalf of Licensor or Licensee.

5.	LICENSE FEE

5.1

The license fee payable by the Licensee to the Licensor for the License shall consist of 1,000,000 shares of restricted common stock (3,000,000 pre-consolidated restricted shares of common stock) of the Licensee at a deemed price of US $1.00 per share (the “License Shares”). Indeed, it is herein specified that a 3:1 consolidation of USR Technology, Inc’s share capital will take place. On or prior to the Closing Date, the Licensee and the Licensor shall enter into a subscription agreement in regards to the License Shares, as set forth in Schedule 3. On the Closing Date, the Licensee shall instruct its transfer agent to issue the License Shares to the Licensor. In any case, this Agreement shall take effect on the day of issuance of the License Shares and attribution of those Shares to the Licensor.

5.2

In all situations where the Licensor and the Licensee agree to have the Products manufactured by a third party, a fee equal to 8 % of the Licensee turnover resulting from the sale of such Products will be due and payable to the Licensor as a consideration for the right to use the know how of the Licensor for the implementation of the manufacturing of the Products.

6.	RIGHT OF FIRST PURCHASE

6.1	The Licensor shall give the Licensee a first right of purchase for the IP Rights, and the associated technology for so long as this License Agreement is in effect, in the event that:

(a)	the Licensor, or a majority interest in the Licensor, is sold,

(b)	the Licensor intends to sell the IP Rights, and the associated technology or

(c)	the Licensor effects any:

(i)	merger or consolidation of the Licensor with or into another entity other than the current mother company of the Licensor i.e. S.C. Finances.

(ii)	sale of all or substantially all of its assets in one or a series of related transactions,

(iii)

tender offer or exchange offer (whether by the Licensor or any or another entity) is completed pursuant to which the Licensor’s shareholders are permitted to tender or exchange their shares for other securities, cash or property,

(iv)	reclassification of its shares or any compulsory share exchange pursuant to which the Licensor’s shares are effectively converted into or exchanged for other securities, cash or property, or

(d)	the Licensee or the majority interest in the Licensee is being acquired by a company in which the present shareholders of the Licensee are not part of.

However, clauses (iii) and (iv) above will only be applicable if the available shares pursuant to the tender offer or exchange offer represent more than the majority of the shares of the Licensor.

(collectively, the “ROFP Events”).

6.2

The right of first purchase may be exercised by the Licensee within 30 days following notice of a ROFP Event by notifying the Licensor in writing. The purchase price of the IP Rights and the associated technology shall be calculated using the following formula: the purchase price of the IP Rights and the associated technology shall be equal to three (3) times the average annual sales turnover of Snake Screen made by Licensee in the three years preceding the date of exercise of the right of purchase of the IP Rights with a minimum of five millions euros (€ 5,000,000.00)

7.	TERMINATION AND EXTENSION

7.1	Except as otherwise provided, this License Agreement shall terminate automatically at the end of the term specified in Section 2.1.

7.2	The Licence Agreement will be terminated if a bankruptcy proceeding is filed against the Licensee.

8.	INDEMNIFICATION, REMEDIES, SURVIVAL

8.1

For the purposes of this Section 8 terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Licensor or Licensee including damages for lost profits or lost business opportunities.

8.2	Agreement of Licensor to Indemnify

(a)

Licensor will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the termination of the License Agreement, the Licensee and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Licensee and its shareholders by reason of, resulting from, based upon or arising out of:

(i)

the breach by Licensor of any representation or warranty of Licensor contained in or made pursuant to this License Agreement, any Licensor document or any certificate or other instrument delivered pursuant to this License Agreement; or

(ii)

the breach or partial breach by Licensor of any covenant or agreement of Licensor made in or pursuant to this License Agreement, any Licensor document or any certificate or other instrument delivered pursuant to this License Agreement.

8.3	Agreement of Licensee to Indemnify

(a)

Licensee will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the termination of this License Agreement, the Licensor from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Licensor by reason of, resulting from, based upon or arising out of:

(i)

the breach by Licensee of any representation or warranty of Licensee contained in or made pursuant to this License Agreement, any Licensee document or any certificate or other instrument delivered pursuant to this License Agreement; or

(ii)

the breach or partial breach by Licensee of any covenant or agreement of Licensee made in or pursuant to this Agreement, any Licensee document or any certificate or other instrument delivered pursuant to this License Agreement.

9.	REPRESENTATIONS AND WARRANTIES OF THE LICENSOR

9.1

The Licensor represents and warrants to the Licensee, with the intent that the Licensee will rely thereon in entering into this License Agreement and in concluding the transactions contemplated hereby, as follows:

	(a)	Licensor warrants that to the best of its knowledge the use of the IP Rights as intended through this License Agreement, does not infringe upon the rights of third parties;

(b)

Licensor warrants that to the best of its knowledge the IP Rights is valid, maintained and enforceable towards third parties worldwide, other than France, Iran or Russia, and that the IP Rights shall be properly maintained during the term of this License Agreement.

(c)

the execution and delivery of this License Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Licensor, and this License Agreement constitutes a valid and binding obligation of the Licensor enforceable against the Licensor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(d)

except as will be remedied by the consents, approvals, releases, and discharges described in Schedule 2 - Consents attached hereto, neither the execution and delivery of this License Agreement nor the performance of the Licensor’s obligations hereunder will:

(i)

violate or constitute default under any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Licensor, the IP Rights, or any contract, agreement, instrument, covenant, mortgage, or security, to which the Licensor is a party or which are binding upon the Licensor,

		(ii)	to the knowledge of the Licensor, result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable by the Licensee under any sales tax legislation.

		(iii)	give rise to the creation or imposition of any encumbrance on the IP Rights,

		(iv)	violate or constitute default under any license, permit, approval, consent or authorization held by the Licensor, or

		(v)	violate or trigger any liability on behalf of the Licensee pursuant to any legislation governing the licensing of the IP Rights by the Licensor;

	(e)	the Licensor owns and possesses and has good and marketable title to the IP Rights free and clear of all encumbrances of every kind and nature whatsoever;

(f)

no person other than the Licensee has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Licensor of any of the IP Rights;

(g)

There are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or noncompliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Licensor’s knowledge threatened against or affecting the Licensor or in respect of the IP Rights;

(h)

there is no requirement applicable to the Licensor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 2 - Consents, or that relate solely to the identity of the Licensee or the nature of any business carried on by the Licensee except for the notifications, consents and approvals described in Schedule 2 - Consents;

10.	REPRESENTATIONS OF THE LICENSEE

10.1

The Licensee represents and warrants to the Licensor as follows, with the intent that the Licensor will rely thereon in entering into this License Agreement and in concluding the transactions contemplated hereby, that:

(a)

the Licensee is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the power, authority, and capacity to enter into this License Agreement and to carry out its terms;

(b)

the execution and delivery of this License Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Licensee, and this Agreement constitutes a valid and binding obligation of the Licensee enforceable against the Licensee in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)

there is no requirement for the Licensee to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this License Agreement;

(d)

neither the execution and delivery of this License Agreement nor the performance of the Licensee’s obligations hereunder will violate or constitute a default under the constating documents, by-laws, or articles of the Licensee, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Licensee, or any contract, agreement, instrument, covenant, mortgage or security to which the Licensee is a party or which are binding upon the Licensee;

(e)

Licensee has made available to the Licensor a true and complete copy of each annual, quarterly and other reports, registration statements (without exhibits) filed by Licensee with the Securities and Exchange Commission (the “SEC”) since September 17, 2008 (the “Licensee SEC Documents”). As of their respective filing dates, the Licensee SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Licensee SEC Documents, and none of the Licensee SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Licensee SEC Document. The financial statements of Licensee included in the Licensee SEC Documents (the “Licensee Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-QSB under the Exchange Act) and fairly presented the consolidated financial position of Licensee and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of

Licensee’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments). There has been no change in Licensee’s accounting policies, except as described in the notes to the Licensee Financial Statements or as required by generally accepted accounting principles. Since the date of the most recent balance sheet included in a Licensee SEC Document, there has been no material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Licensee;

(f)

The License Shares to be issued to the Licensor under this Agreement will, when so issued, be duly authorized, validly issued, fully paid, non-assessable, free of any encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the charter documents or Bylaws of Licensee or any agreement to which Licensee is a party or is bound and will be issued in compliance with federal and state securities laws; and

(g)

Except as disclosed in the Licensee SEC Documents, (i) there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or non-compliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Licensee’s knowledge threatened against or affecting the Licensee; and (ii) the Licensee is in compliance in all material respects with all applicable laws applicable to Licensee and its business.

(h) The Licensee will use its reasonable best efforts to ensure the commercial success of the Products during the life of this License Agreement.

11.	NON MERGER

11.1

The representations, warranties, covenants, and agreements of the Licensor contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date and the term of this License Agreement, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Licensor of such representation, warranty, covenant, or agreement), or any investigation by the Licensee, same will remain in full force and effect.

11.2

The representations, warranties, covenants, and agreements of the Licensee contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date and the term of this License Agreement, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Licensee of such representation, warranty, covenant, or agreement), or any investigation by the Licensor, same will remain in full force and effect.

12.	FURTHER ASSURANCES

12.1

From time to time subsequent to the Closing Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

13.	ASSIGNMENT

13.1	This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

14.	SUCCESSORS AND ASSIGNS

14.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

15.	COUNTERPARTS

15.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

16.	NOTICES

16.1

Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address or facsimile number stated below:

(a)	if to the Licensor:

EUROSLOT S.A.S. ZA Les Priédons Sud, 86140 SCORBE CLAIRVAUX France

Facsimile No.: +33.5.49.93.86.71

(b)	if to the Licensee:

USR Technology, Inc. 20333 State Hwy. 249, Suite 200 Houston, Texas

Facsimile No.: + 1 (866) 857-9025

with a copy to:

Macdonald Tuskey Suite 1210, 777 Hornby Street Vancouver, British Columbia V6Z 1S4 Attention: William L. Macdonald

Facsimile No.: +1 (604) 681-4760

or to such other address or facsimile number as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received. Any notice transmitted by electronic facsimile will be deem conclusively to have been effectively given if evidence of receipt is obtained before 5:00 p.m. (recipient’s time) on a Business Day, and otherwise on the Business Day next following the date evidence of receipt of transmission is obtained by the sender.

17.	TENDER AND EXTENSIONS

17.1

Tender may be made upon the Licensor or Licensee or upon the solicitors for the Licensor or Licensee and such solicitors are expressly authorized by their respective clients to confirm extensions of the Closing Date.

18.	REFERENCE DATE

18.1

This Agreement is dated for reference as of the date first above written, but will become binding as of the date of execution and delivery by all parties hereto and subject to compliance with the terms and conditions hereof, the transfer and possession of the Business Assets will be deemed to take effect as at the close of business on the Closing Date. References herein to the date of the Agreement or to the date hereof shall be deemed to mean the date set forth in the preamble to this Agreement.

IN WITNESS WHEREOF the parties have executed and delivered these presents on the dates indicated below.

EUROSLOT S.A.S.

Per:	“signed”
Authorized Signatory

Dated:	September 26, 2008

USR TECHNOLOGY, INC.

Per:	/s/ John Ogden
Authorized Signatory

Dated:	September 26, 2008

LIST OF SCHEDULES

Schedule	Description

1	Description of patents and trademark

2	Consents

3	Subscription Agreement

SCHEDULE 1

Description of Patents and Trademarks

Patent rights:

French patent application 06/07075 filed 02/08/2006 and published under number 2 904 653

International application WO 2008/015540 filed 01/08/2007 under reference PCT/IB2007/002202 under priority of the above French application for all states that could be designated at that date according to the Patent Cooperation Treaty.

Trademark rights:

French trademark 07 3535275 filed 31/10/2007 for the words "Snake Screen" in classes 6, 7, and 11 of the International Classification,

International trademark 965 572 as registered 30/04/2008 to cover Bahrain, Europe Union, Iran, Russia, and USA, for the words "Snake Screen" in classes 7 and 11 of the International Classification.

SCHEDULE 2

Consents

None.

SCHEDULE 3

Subscription Agreement